UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant ☐

(Check the appropriate box):

☐	Preliminary Proxy Statement

☐	Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BGC Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

Supplement to the Proxy Statement for the BGC Group, Inc 2025 Annual Meeting of Stockholders

to be held on November 12, 2025

This proxy statement supplement (this “Proxy Supplement”) updates and supplements the definitive proxy statement (the “Proxy Statement”) filed by BGC Group, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on September 30, 2025 regarding the Company’s 2025 Annual Meeting of Stockholders to be held on November 12, 2025 at 10:00 a.m. Eastern Time (the “Annual Meeting”).

On October 6, 2025, the Company filed a Current Report on Form 8-K (the “Form 8-K”) regarding the closing of the divestiture of Mr. Howard W. Lutnick’s ownership in the Company and related matters set forth therein. This Proxy Supplement supplements certain of the information contained in the Proxy Statement with the information disclosed in Item 5.01 of the Form 8-K. Except as described in this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged, and the information included in this Proxy Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety.

Item 5.01 Changes in Control of Registrant.

Completion of Howard W. Lutnick Divestiture

Mr. Howard W. Lutnick, the U.S. Secretary of Commerce and BGC Group, Inc.’s (the “Company”) former Chief Executive Officer and former Chairman of the Company’s Board of Directors (the “Board”), has completed his previously announced divestiture of his holdings in the Company in connection with his appointment as the U.S. Secretary of Commerce. Mr. Howard W. Lutnick no longer has any voting or dispositive power over any of the securities of the Company and filed today an amendment to his prior reports on Schedule 13D of his beneficial ownership of the equity securities of the Company to reflect his zero ownership.

The following transactions, which were previously announced in a press release on May 19, 2025 and disclosed in the Company’s Current Report on Form 8-K filed on May 19, 2025, closed on October 6, 2025:

●	The purchase by trusts controlled by Mr. Brandon G. Lutnick (“Purchaser Trusts”) from Mr. Howard W. Lutnick, in his capacity as trustee of a trust, of all of the voting shares of CF Group Management, Inc., a New York corporation (“CFGM”), which is the managing general partner of Cantor Fitzgerald, L.P., a Delaware limited partnership (“CFLP”), for an aggregate purchase price of $200,000, using cash on hand at the Purchaser Trusts.

●	The purchase by CFLP of 8,973,721 shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Common Stock”) held directly by Mr. Howard Lutnick for a price per share of $9.2082, less $0.032 per share for the after-tax portion of paid and payable dividends to him, using cash on hand at CFLP, which represents all of the shares of Class B Common Stock of the Company that had been held by him.

●	The purchase by certain other trusts controlled by Mr. Brandon G. Lutnick from Mr. Howard W. Lutnick, in his capacity as trustee of certain trusts, of certain interests, including all outstanding equity interests in Tangible Benefits, LLC, a Delaware limited liability company, and KBCR Management Partners, LLC, a Delaware limited liability company, that each hold shares of the Company, for an aggregate purchase price of $13,096,795.70, using cash on hand at the purchasing trusts.

●	The repurchase by the Company of 337,765 shares of Class A common stock, par value $0.01 per share, of the Company beneficially owned by Mr. Howard W. Lutnick and originating from retirement accounts, including certain shares held by his spouse, for the consideration described in the May 19, 2025 Form 8-K. The repurchase was made pursuant to the Company’s existing stock repurchase authorization, most recently reapproved by the Board and by the Audit Committee of the Board (the “Audit Committee”) in October 2024, and the repurchase of these shares pursuant to such existing authorization was expressly approved by the Audit Committee in connection therewith.

Following the closing of the transactions above, Mr. Brandon G. Lutnick may be deemed to have beneficial ownership, as calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of 23.4% of our outstanding common stock, representing 75.1% of the total voting power of the outstanding common stock of the Company, and Mr. Howard W. Lutnick no longer has beneficial ownership over any such securities.

Voting and Transfer Agreement

On May 16, 2025, Mr. Brandon G. Lutnick, Mr. Kyle S. Lutnick, Ms. Casey J. Lutnick, and Mr. Ryan G. Lutnick, each in their capacity as trustees of the Purchaser Trusts and other trusts, KBCR Management Partners, LLC, Tangible Benefits, LLC and LFA, LLC, a Delaware limited liability company, entered into a voting and transfer agreement relating to certain securities, including the common stock of the Company, held by the trusts and entities, with the voting and transfer provisions of such agreement effective as of October 6, 2025. Such agreement, which is filed as Exhibit 68 to Amendment No. 20A to the Schedule 13D filed by CFGM, CFLP and Mr. Brandon G. Lutnick on October 6, 2025, is incorporated by reference in this Current Report on Form 8-K.

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This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. The Proxy Statement, this Proxy Supplement and our Annual Report for the fiscal year ended December 31, 2024 can be accessed directly at www.proxyvote.com using the control number located on your Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

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